Exhibit 99.1

Energy Recovery Reports Second Quarter

and Year-to-Date 2017 Results

SAN LEANDRO, Calif., August 2, 2017 — Energy Recovery Inc. (NASDAQ:ERII) (“Energy Recovery” or the “Company”), the leader in pressure energy technology for industrial fluid flows, today announced its financial results for the second quarter of 2017 as well as the year-to-date results for the first six months of 2017.

Second Quarter Summary:

●	Total revenue of $12.2 million
●	Product gross margin of 67.7%; highest in Company’s history
●	Total gross margin(1) of 71.0%; highest in Company’s history
●	Net loss of ($0.5) million, or ($0.01) per share

Year-to-Date Summary:

●	Total revenue of $25.7 million, an increase of 5% year-over-year
●	Product gross profit and product gross margin of $15.0 million and 64.9%, respectively; highest in Company’s history
●	Total gross profit(1) and total gross margin(1) of $17.5 million and 68.3%, respectively; highest in Company’s history
●	Net loss of ($1.0) million or ($0.02) per share

Joel Gay, President and Chief Executive Officer said, “Despite project timing affecting our revenue in the quarter, we nonetheless performed to profit expectations, underscoring our bullishness toward the full-year prospects. Our ever-improving financial performance reaffirms the portfolio management strategy of harvesting cash flows from our desalination business to fund our early-stage enterprises, and more importantly, our product development road map and associated R&D pipeline. Total gross profit margins of 71% represent both a new high watermark for the company and the 6th consecutive quarter above 65%. This level of gross profitability supports marquee and imminent product development initiatives such as the VorTeq™ and the MTeq™, as well as the development of offerings we seek to announce and ultimately monetize in the future.”

Mr. Gay continued, “In addition to further anchoring what we expect to be another impressive if not record-setting fiscal performance, we also made significant progress along the critical path for the eventual commercialization of the VorTeq and MTeq technologies. Specific to the VorTeq, in the quarter, we concluded the most comprehensive and rigorous design process in the company’s history to render the second generation prototype system. Earlier in the quarter, we hosted investors and analysts at our corporate headquarters to demonstrate our optimism in the new cartridge design through a test that best-approximated the vibrational, flow rate, proppant and pressure conditions we witnessed in the field last year. Our optimism in the new cartridge design is bolstered by multiple tests where the prior generation cartridge, in identical testing conditions, failed. Currently, all aspects of the second generation system are in manufacturing and we expect to take receipt of the final system in early September. We will spend the entirety of that month commissioning the unit and therefore expect to initiate full-scale, private testing in October, where we endeavor to execute a test in which we achieve the key performance indicators required under milestone one of the VorTeq licensing agreement. Assuming we are successful here, we would then proceed immediately into the milestone testing process. Our best estimate therefore is to achieve milestone one in the fourth quarter. Similar to the VorTeq, we also concluded the design process for the MTeq prototype and it too is currently being manufactured. Prior to initiating field trials with our newest partner, Sidewinder Drilling, we will also execute private, full-scale testing of the unit. We expect to initiate said testing prior to the end of the year. We are massively pleased with the multi-faceted progress made in the quarter and are anxious to meet our several objectives in the second half of the year.”

Revenues

For the second quarter of 2017, the Company generated total revenue of $12.2 million, representing an 8% decrease compared to the second quarter of 2016. Of the $1.1 million decrease in revenue, $2.2 million was attributable to the Water Segment, offset by a $1.1 million increase in the Oil & Gas Segment.

The Water Segment generated total product revenue of $9.8 million, compared to $12.0 million in the second quarter of 2016. The $2.2 million decrease in revenue was due to the timing of OEM and Aftermarket project shipments.

The Oil & Gas Segment generated total revenue of $2.4 million, compared to $1.25 million in the second quarter of 2016. The $1.1 million increase in revenue was due to percentage-of-completion (“PoC”) revenue recognition associated with the sale of multiple IsoBoost® systems. We recognized no PoC revenue in the comparable period last year. License and development revenue of $1.25 million was recognized in the second quarters of 2017 and 2016.

Gross Margin

For the second quarter of 2017, product gross margin was 67.7%, representing an increase of 310 basis points over the same period last year and the highest product gross margin in Company history. This increase was largely driven by favorable Water Segment channel mix and production efficiencies, offset by Oil & Gas Segment product margins of 25.1%. Including license and development revenue, total gross margin(1) was 71.0% in the second quarter of 2017, this represents the highest total gross margin in Company history.

The Water Segment generated product gross margin of 72.7% as compared to 64.6% in prior year quarter. The increase is largely driven by favorable price and product mix, and production efficiencies.

The Oil & Gas Segment generated product gross margin of 25.1% associated with the aforementioned IsoBoost systems sale. There was no product revenue for Oil & Gas and therefore no product gross margin in the comparable period last year. Including license and development revenue, Oil & Gas Segment total gross margin(1) was 64.0%.

Operating Expenses

For the second quarter of 2017, operating expenses were $9.3 million, representing an increase of $0.8 million from $8.5 million in the second quarter of 2016.  The increase in operating expenses was driven by the Oil & Gas Segment.

The Water Segment operating expenses of $1.9 million were fairly level year-over-year.

The Oil & Gas Segment operating expenses were $3.8 million compared to $2.8 million in the second quarter of 2016. The increase in operating expenses was driven by the continued investment in research and development and corporate development activities.

Finally, corporate operating expenses were $3.6 million, representing a decline of $0.2 million compared to the second quarter of 2016. This decline was primarily driven by the elimination of nonrecurring expenses related to the General Counsel transition in 2016.

Bottom Line Summary

To summarize financial performance for the second quarter of 2017, the Company reported a net loss of ($0.5) million, or $(0.01) per share. Comparatively, the Company reported a net income of $0.5 million, or $0.01 per share, for the second quarter of 2016.

Cash Flow Highlights

During the first half of 2017, the Company’s net cash used by operating activities was ($6.0) million. This includes a net loss of ($1.0) million and non-cash expenses of $3.7 million, the largest of which were share-based compensation of $2.1 million and depreciation and amortization of $1.8 million. Unfavorably impacting cash from operating activities by ($2.9) million was the increase in billed and unbilled receivables, a reduction of ($2.8) million in deferred revenue primarily related to the amortization of the license agreement exclusivity fee, a decrease in accrued expenses ($2.2) million, an increase in inventory of ($1.7) million, and an increase in prepaid assets ($0.5) million, partially offset by an increase in accounts payable of $1.3 million. Cash used in investing activities was ($21.3) million driven by ($18.6) million of net marketable security purchases and ($3.8) million in capital expenditures, partially offset by a $1.1 million decrease in restricted cash. Cash used in financing activities was ($0.8) million, driven by ($4.3) million of common stock repurchases and ($0.2) million related to vested restricted stock shares withheld for tax withholdings, partially offset by $3.7 million from issuance of common stock.

The Company ended the quarter with unrestricted cash of $33.3 million, current and non-current restricted cash of $3.3 million, and short-term investments of $57.5 million, all of which represent a combined total of $94.1 million.

Forward-Looking Statements

Certain matters discussed in this press release and on the conference call are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company’s expectations for its financial performance in 2017, the Company’s belief that the Company is making progress towards commercialization of the VorTeq and MTeq technologies, the Company’s expected timing relating to the commissioning of the second generation VorTeq system, private testing and attempting milestone testing under the VorTeq license agreement, and the Company’s ability to achieve milestone one under the VorTeq license agreement during the fourth quarter. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Potential risks and uncertainties include our ability to achieve the milestones under the VorTeq license agreement, any other factors that may have been discussed herein regarding the risks and uncertainties of our business, and the risks discussed under “Risk Factors” in our Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2017 as well as other reports filed by the Company with the SEC from time to time. Because such forward-looking statements involve risks and uncertainties, the Company’s actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including total gross profit and total gross margin. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions, and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

Conference Call to Discuss Second Quarter 2017 Financial Results

LIVE CONFERENCE CALL: Thursday, August 3, 2017, 11:00 AM EDT Listen-only, US / Canada Toll-free: 888-239-5343 Listen-only, Local / International Toll: (+1) 913-312-0653 Access code: 7282090

CONFERENCE CALL REPLAY: Expiration: Thursday, August 4, 2018 US / Canada Toll-free: 888-203-1112 Local / International Toll: (+1) 719-457-0820 Access code: 7282090

Investors may also access the live call or the replay over the internet at ir.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

Disclosure Information

Energy Recovery uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Energy Recovery’s investor relations website in addition to following Energy Recovery’s press releases, SEC filings, and public conference calls and webcasts.

About Energy Recovery Inc.

Energy Recovery, Inc. (ERII) is an energy solutions provider to industrial fluid flow markets worldwide. Energy Recovery solutions recycle and convert wasted pressure energy into a usable asset and preserve pumps that are subject to hostile processing environments. With award-winning technology, Energy Recovery simplifies complex industrial systems while improving productivity, profitability, and efficiency within the oil & gas, chemical processing, and water industries. Energy Recovery products save clients more than $1.8 billion (USD) annually. Headquartered in the Bay Area, Energy Recovery has offices in Houston, Ireland, Shanghai, and Dubai. For more information about the Company, please visit www.energyrecovery.com.

Contact

Brian Uhlmer

buhlmer@energyrecovery.com

(713) 858-2284

1   “Total gross margin” and “total gross profit” are non-GAAP financial measures. Please refer to the discussion under headings “Use of Non-GAAP Financial Measures” and “Reconciliations of Non-GAAP Financial Measures.”

ENERGY RECOVERY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data and par value)

(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$33,281	$61,364
Restricted cash	2,478	2,297
Short-term investments	57,478	39,073
Accounts receivable, net of allowance for doubtful accounts of $95 and $130 at June 30, 2017 and December 31, 2016, respectively	12,347	11,759
Unbilled receivables, current	451	190
Cost and estimated earnings in excess of billings	3,861	1,825
Inventories	6,370	4,550
Prepaid expenses and other current assets	1,835	1,311
Total current assets	118,101	122,369
Restricted cash, non-current	778	2,087
Deferred tax assets, non-current	1,631	1,270
Property and equipment, net of accumulated depreciation of $22,626 and $21,385 at June 30, 2017 and December 31, 2016, respectively	10,974	8,643
Goodwill	12,790	12,790
Other intangible assets, net	1,585	1,900
Other assets, non-current	2	4
Total assets	$145,861	$149,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,829	$1,505
Accrued expenses and other current liabilities	6,883	9,019
Income taxes payable	80	16
Accrued warranty reserve	374	406
Deferred revenue	5,856	6,201
Current portion of long-term debt	11	11
Total current liabilities	16,033	17,158
Long-term debt, net of current portion	22	27
Deferred tax liabilities, non-current	2,361	2,233
Deferred revenue, non-current	61,458	63,958
Other non-current liabilities	459	554
Total liabilities	80,333	83,930
Commitments and Contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 57,835,209 shares issued and 53,572,376 shares outstanding at June 30, 2017, and 56,884,207 shares issued and 53,162,551, shares outstanding at December 31, 2016	58	57
Additional paid-in capital	145,296	139,676
Accumulated other comprehensive loss	(87)	(118)
Treasury stock, at cost, 4,262,833 repurchased at June 30, 2017 and 3,721,656 repurchased at December 31, 2016	(20,486)	(16,210)
Accumulated deficit	(59,253)	(58,272)
Total stockholders’ equity	65,528	65,133
Total liabilities and stockholders’ equity	$145,861	$149,063

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Product revenue	$10,922	$11,973	$23,183	$22,024
Product cost of revenue	3,530	4,236	8,140	7,910
Product gross profit	7,392	7,737	15,043	14,114

License and development revenue	1,250	1,250	2,500	2,500

Operating expenses:
General and administrative	3,927	3,992	8,335	8,876
Sales and marketing	2,174	1,935	4,627	4,005
Research and development	3,077	2,422	5,586	5,087
Amortization of intangible assets	158	158	316	315
Total operating expenses	9,336	8,507	18,864	18,283

(Loss) income from operations	(694)	480	(1,321)	(1,669)

Other (expense) income:
Interest expense	—	—	(1)	(1)
Other non-operating income	111	79	229	58
(Loss) income before income taxes	(583)	559	(1,093)	(1,612)
(Benefit from) provision for income taxes	(35)	103	(112)	(102)
Net (loss) income	$(548)	$456	$(981)	$(1,510)

Basic net (loss) income per share	$(0.01)	$0.01	$(0.02)	$(0.03)
Diluted net (loss) income per share	$(0.01)	$0.01	$(0.02)	$(0.03)

Shares used in basic per share calculation	53,748	52,369	53,786	52,288
Shares used in diluted per share calculation	53,748	55,698	53,786	52,288

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2017	2016
Cash Flows From Operating Activities
Net loss	$(981)	$(1,510)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Share-based compensation	2,120	1,865
Depreciation and amortization	1,820	1,851
Amortization of premiums on investments	230	34
Provision for warranty claims	91	96
Unrealized loss on foreign currency transactions	16	52
Provision for doubtful accounts	10	16
Change in fair value of put options	—	33
Other non-cash adjustments	(93)	(49)
Valuation adjustments for excess or obsolete inventory	(119)	(42)
Reversal of accruals related to expired warranties	(123)	(146)
Deferred income taxes	(233)	(199)
Changes in operating assets and liabilities:
Accounts payable	1,324	(347)
Income taxes payable	64	89
Unbilled receivables	(261)	81
Deferred revenue, product	(307)	855
Prepaid and other assets	(522)	(384)
Accounts receivable	(598)	3,333
Inventories	(1,701)	389
Cost and estimated earnings in excess of billings	(2,036)	—
Accrued expenses and other liabilities	(2,185)	(2,668)
Deferred revenue, license and development	(2,500)	(2,500)
Net cash (used in) provided by operating activities	(5,984)	849
Cash Flows From Investing Activities
Maturities of marketable securities	12,505	—
Restricted cash	1,128	(315)
Capital expenditures	(3,777)	(613)
Purchases of marketable securities	(31,146)	(14,903)
Net cash used in investing activities	(21,290)	(15,831)
Cash Flows From Financing Activities
Net proceeds from issuance of common stock	3,682	2,511
Repayment of long-term debt	(5)	(5)
Tax payment for employee shares withheld	(195)	—
Repurchase of common stock	(4,276)	(8,378)
Net cash used in financing activities	(794)	(5,872)
Effect of exchange rate differences on cash and cash equivalents	(15)	(90)
Net change in cash and cash equivalents	(28,083)	(20,944)
Cash and cash equivalents, beginning of period	61,364	99,931
Cash and cash equivalents, end of period	$33,281	$78,987

FINANCIAL INFORMATION BY SEGMENT

(in thousands)

(unaudited)

	Three Months Ended June 30, 2017			Three Months Ended June 30, 2016
	Water	Oil &Gas	Total	Water	Oil &Gas	Total
Product revenue	$9,764	$1,158	$10,922	$11,973	$—	$11,973
Product cost of revenue	2,663	867	3,530	4,236	—	4,236
Product gross profit	7,101	291	7,392	7,737	—	7,737

License and development revenue	—	1,250	1,250	—	1,250	1,250

Operating expenses:
General and administrative	313	375	688	263	184	447
Sales and marketing	1,244	563	1,807	1,100	576	1,676
Research and development	232	2,819	3,051	333	2,074	2,407
Amortization of intangibles	158	—	158	158	—	158
Total operating expenses	1,947	3,757	5,704	1,854	2,834	4,688

Operating income (loss)	$5,154	$(2,216)	2,938	$5,883	$(1,584)	4,299
Less:
Corporate operating expenses			3,632			3,819
Consolidated operating (loss) income			(694)			480
Non-operating income			111			79
(Loss) income before income taxes			$(583)			$559

	Six Months Ended June 30, 2017			Six Months Ended June 30, 2016
	Water	Oil &Gas	Total	Water	Oil &Gas	Total
Product revenue	$20,480	$2,703	$23,183	$22,024	$—	$22,024
Product cost of revenue	6,185	1,955	8,140	7,910	—	7,910
Product gross profit	14,295	748	15,043	14,114	—	14,114

License and development revenue	—	2,500	2,500	—	2,500	2,500

Operating expenses:
General and administrative	631	724	1,355	482	372	854
Sales and marketing	2,743	1,204	3,947	2,229	1,383	3,612
Research and development	494	5,065	5,559	692	4,371	5,063
Amortization of intangibles	316	—	316	315	—	315
Total operating expenses	4,184	6,993	11,177	3,718	6,126	9,844

Operating income (loss)	$10,111	$(3,745)	6,366	$10,396	$(3,626)	6,770
Less:
Corporate operating expenses			7,687			8,439
Consolidated operating loss			(1,321)			(1,669)
Non-operating income			228			57
Loss before income taxes			$(1,093)			$(1,612)

ENERGY RECOVERY, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

This press release includes non-GAAP financial information because we plan and manage our business using such information. Our non-GAAP total gross margin and total gross profit are determined by adding back the license and development revenue associated with the amortization of the VorTeq exclusivity fee. Our non-GAAP Adjusted Income or Loss is determined by adding back non-recurring operating expenses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Product revenue	$10,922	$11,973	$23,183	$22,024
License and development revenue	1,250	1,250	2,500	2,500
Total revenue	$12,172	$13,223	$25,683	$24,524

Product gross profit	$7,392	$7,737	$15,043	$14,114
License and development gross profit	1,250	1,250	2,500	2,500
Total gross profit (non-GAAP)	$8,642	$8,987	$17,543	$16,614

Product gross margin	67.7%	64.6%	64.9%	64.1%
Total gross margin (non-GAAP)	71.0%	68.0%	68.3%	67.7%

Net loss	$(548)	$456	$(981)	$(1,510)
Non-recurring operating expenses (non-GAAP)	—	—	—	1,008
Adjusted net loss (non-GAAP)	$(548)	$456	$(981)	$(502)

Basic and diluted net loss per share	$(0.01)	$0.01	$(0.02)	$(0.03)
Adjusted basic and diluted net loss per share (non-GAAP)	$(0.01)	$0.01	$(0.02)	$(0.01)

Weighted average shares outstanding – basic	53,748	52,369	53,786	52,288
Weighted average shares outstanding – diluted	53,748	55,698	53,786	52,288